S.A.C.I. FALABELLA

SECURITIES REGISTRATION NO. 582

MATERIAL EVENT 02/08

Santiago, January 31, 2008

Superintendent

of Securities and Insurance

By Messenger

Dear Superintendent:

As provided in General Rule No. 30, please be advised that the ruling by the Antitrust Court in the inquiry on the merger of S.A.C.I. Falabella and Distribucion y Servicio D&S S.A. was notified today.  Such ruling did not approve the transaction in question.

Sincerely yours,

JUAN BENAVIDES FELIU

Corporate CEO

SACI Falabella

cc:

Stock Exchange

Electronic Exchange of Chile

Brokers Exchange, Securities Exchange

Risk Rating Commission

Banco de  Chile on behalf of the Bondholders

Central Securities Deposit (DCV)

Fitch Chile Clasificadora de Riesgo

Feller & Rate Clasificadora de Riesgo